Exhibit 5.1

Dentons US LLP 4655 Executive Drive Suite 700 San Diego, CA 92121 United States dentons.com

July 26, 2021

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Mawson Infrastructure Group Inc. Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Mawson Infrastructure Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by the selling stockholders of up to 563,941,835 shares of the Company’s common stock, consisting of (i) 503,357,990 shares of common stock (the “Common Shares”), (ii) 43,622,862 shares of common stock issuable upon conversion of convertible notes (the “Conversion Shares”) and (iii) 16,960,982 shares of common stock issuable upon exercise of warrants (the “Warrant Shares” and collectively with the Common Shares and the Conversion Shares, the “Registrable Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and all signatures thereon, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Registrable Shares, including the Conversion Shares, when issued pursuant to the terms of the applicable convertible note, and the Warrant Shares, when paid for and issued pursuant to the terms of the applicable warrants, are duly authorized, validly issued, fully paid and nonassessable.

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

Securities and Exchange Commission

Julye 26, 2021

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In the giving of our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dentons US LLP
Dentons US LLP